Exhibit 3.205

Entity #: 587846

Date Filed: 03/16/2006

Pedro A. Cortes

Secretary of the Commonwealth

PENNSYLVANIA DEPARTMENT OF STATE

CORPORATION BUREAU

Certificate of Organization

Domestic Limited Liability Company

(15 Pa. C.S. § 8913)

In compliance with the requirements of 15 Pa. C.S. § 8913 (relating to certificate of organization), the undersigned desiring to organize a limited liability company, hereby certifies that:

1. The name of the limited liability company:

Burlington Coat Factory Warehouse of Bristol, LLC

2. The (a) address of the limited liability company’s initial registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is:

Name of Commercial Registered Office Provider	County
c/o: Corporation Service Company	Dauphin

3. The name and address, including street and number, if any, of each organizer is: Cindy Rashed Reilly, c/o Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022

4. Strike out if inapplicable term A member’s interest in the company is to be evidenced by a certificate of membership interest.

IN TESTIMONY WHEREOF, the organizer(s) has (have)

signed this Certificate of Organization this

9th day of March, 2006.

/s/ Cindy Rashed Reilly

To the Pennsylvania Department of State Corporation Bureau

To Whom It May Concern:

Burlington Coat Factory Warehouse of Bristol, Inc. hereby consent to use of the name Burlington Coat Factory Warehouse of Bristol by Burlington Coat Factory Warehouse of Bristol, LLC.

Very truly yours,

Burlington Coat Factory Warehouse of Bristol, Inc.

BY:	/s/ Paul C. Tang
Paul C. Tang, Executive Vice President

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